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                                                                   EXHIBIT 10.24

                                SECOND AMENDMENT
                            TEAM RENTAL GROUP, INC.
                        1994 INCENTIVE STOCK OPTION PLAN

         Pursuant to the power reserved in Section 12 of the TEAM Rental Group, Inc. 1994 Incentive Stock Option Plan (the "Plan"), the Plan has been amended as follows:

1. The definition of "Disinterested Person" contained in Section 2(7) of the Plan is deleted and the subsequent subsections of Section 2 are renumbered as appropriate.

2. The first sentence in Section 4 is deleted and replaced with the following sentence:

         The maximum aggregate number of shares of Common Stock that may be made subject to Options granted hereunder is 1,750,000 shares, which number shall be adjusted in accordance with Section 9 in the event of a change in the Company's capital structure.

3. The first sentence in Section 5 is deleted and replaced with the following sentence:

         The Plan shall be administered by a Committee appointed by the Board consisting of no fewer than two individuals who are Directors, who are not Employees and who are "non-employee directors" under Rule 16b-3 pursuant to Section 16 of the Exchange Act.

4.       Clause (i) of Section 5 is deleted and replaced with the following:

         to determine the key employees to whom Options are to be granted, the time or times at which Options are to be granted, the number of shares of Common Stock to be made subject to each Option, whether each Option is to be an Incentive Option or a Nonqualified Option, the exercise price per share under each Option, and the maximum term of each Option;

5. This Second Amendment to the Plan shall supercede any and all prior documents relating to the points addressed in this Second Amendment.